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Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS OF VIRTU

        The unaudited pro forma condensed combined consolidated statement of operations for the fiscal year ended December 31, 2017 combines our unaudited historical condensed consolidated statements of comprehensive income data for the periods then ended with the (i) unaudited historical consolidated statements of comprehensive income data of KCG Holdings, Inc. ("KCG") for the six months ended June 30, 2017 and (ii) unaudited historical consolidated statements of comprehensive income data of KCG for the period starting July 1, 2017 ending July 19, 2017, and giving effect to the all-cash acquisition of KCG and the financing incurred with the acquisition (which comprised the incurrence of $500 million aggregate principal amount of 6.750% Senior Secured Second Lien Notes due 2022 (the "Notes") by VFH Parent LLC on July 20, 2017 and $1.15 billion first lien secured term loans with the lenders party thereto and JPMorgan Chase Bank, N.A. on June 30, 2017 (the "Term Loan Facility")), and the redemption of 6.875% Senior Secured Notes due 2020 issued by KCG at a redemption price equal to 103.438% of the principal amount, plus accrued and unpaid interest (collectively, the "Transactions") on a pro forma basis as if it had been completed on January 1, 2017. The unaudited pro forma condensed combined consolidated statement of operations shows the impact of the Transactions on our and KCG's respective historical consolidated results of operations under the acquisition method of accounting, in accordance with the Financial Accounting Standards Board's Accounting Standards Codification ("ASC") Topic 805 Business Combinations with Virtu Financial, Inc. ("Virtu" or the "Company") treated as the acquiror of KCG.

        Certain items have been reclassified from KCG's unaudited historical consolidated financial statements to align the presentation of those financial statements with our financial statement presentation. These reclassifications were determined based upon the information currently available to us, and additional reclassifications may be necessary once the acquisition accounting is completed and additional information becomes available to us.

        The Transactions were accounted for under the acquisition method of accounting, whereby the assets acquired and liabilities assumed will be measured at their respective fair values as of the date of completion of the Transactions, with any residual value reflected as goodwill. The determination of the fair values of the net assets acquired, including intangible and net tangible assets, is based upon certain valuations that have not been finalized, and, accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect our best estimates and are subject to change once further analyses are completed. Under applicable guidance, we are not required to finalize our acquisition accounting until one year after the Transactions are completed, and any subsequent adjustments made in connection with the finalization of our acquisition accounting may be material.

        The pro forma condensed combined consolidated statement of operations is unaudited, is presented for informational purposes only, and is not necessarily indicative of the results of operations that would have occurred had the Transactions been completed as of the dates or at the beginning of the periods presented. In addition, the unaudited pro forma condensed combined consolidated statement of operations does not purport to project the future operating results of the combined company. The unaudited pro forma condensed combined consolidated statement of operations and the accompanying notes should be read together with:

  •
  the separate audited historical consolidated financial statements of Virtu for the year ended December 31, 2017, included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 13, 2018;

  •
  the separate unaudited historical consolidated financial statements of KCG for the for the six months ended June 30, 2017 included in this Current Report on Form 8-K; and

  •
  the "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Virtu's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 13, 2018.

 Virtu Financial, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Consolidated
Statement of Operations
For the year ended December 31, 2017
(amounts and shares in thousands, except per share data
or as otherwise specified)

	Unaudited Historical
			Unaudited Pro Forma Adjustments		Unaudited Virtu Pro Forma
	Virtu	KCG		Note
Revenues
Total revenues, net	$1,027,982	$500,606	$—		$1,528,588
Expenses
Brokerage, exchange and clearance fees, net	256,926	153,083	—		410,009
Communication and data processing	131,506	86,306	—		217,812
Employee compensation and payroll taxes	177,489	204,523	—		382,012
Interest and dividends expense	91,993	25,565	—		117,558
Payments for order flow	27,727	35,124	—		62,851
Operations and administrative	65,137	80,699	—		145,836
Depreciation and amortization	47,327	19,885	—		67,212
Amortization of purchased intangibles and acquired capitalized software	15,447	22,749	(5,493)	(a)	32,703
Debt issue cost related to debt refinancing	10,460	—	—		10,460
Transaction advisory fees and expenses	25,270	22,530	(46,718)	(b)	1,082
Reserve for legal matters	657	—	—		657
Charges related to share based compensation at IPO	772	—	—		772
Financing interest expense on long-term borrowings	64,107	46,722	(13,947)	(c)	96,882

Total expenses	914,818	697,186	(66,158)		1,545,846

Income before income taxes	113,164	(196,580)	66,158		(17,258)
Provision for income taxes	94,266	(70,499)	(26,874)	(d)	(3,107)

Net income	18,898	(126,081)	93,032		(14,151)
Income attributable to noncontrolling interest	(15,959)	—	24,891	(e)	8,932

Net income available to common stockholders	$2,939	$(126,081)	$117,923		$(5,219)

Earnings per share
Basic	$0.03				$(0.06)
Diluted	$0.03				$(0.06)
Weighted average common shares outstanding
Basic	62,579,147			(f)	88,978,621
Diluted	62,579,147			(f)	88,978,621

 Notes to the Unaudited Pro Forma Condensed Combined
Consolidated Statement of Operations
(amounts and shares in thousands, except per share data or as otherwise specified)

        The unaudited pro forma condensed combined consolidated statements of operations include certain pro forma adjustments to give effect to the Transactions. The pro forma adjustments are as follows:

Unaudited pro forma condensed combined consolidated statements of operations

(a)
Reflects pro forma adjustments related to KCG's amortization of intangibles:

Year Ended December 31, 2017
Pro forma amortization expense(i)	$17,257
Less: historical amortization expense	(22,749)

Total pro forma adjustment	$(5,493)

(i)
Represents pro forma amortization expense relating to the estimated fair value of KCG's intangibles of $149.9 million being amortized over depreciable lives ranging from 1 to 17 years.
(b)
Reflects the exclusion of approximately $46.7 million in non-recurring transaction expenses incurred by Virtu and KCG in connection with the Transactions, which are reflected in our historical financial information for the year ended December 31, 2017.

(c)
Reflects changes in interest expense, original issue discount accretion and deferred financing amortization for debt issued in connection with the Transactions:

Year Ended December 31, 2017
Total pro forma interest expense(i)(ii)	$96,882
Less: historical interest expense on refinanced debt(iii)
Virtu	(64,107)
KCG	(46,722)

Total pro forma adjustment	$(13,947)

(i)
The interest rate on the Term Loan Facility is based on LIBOR plus a margin of 3.75% with 1% LIBOR floor. The Term Loan Facility has a term of 4.5 years and subject to mandatory amortization payments of 7.5% per annum, payable annually, with covenants restricting the use of asset sale proceeds to the retirement of debt. For purposes of the unaudited pro forma condensed combined consolidated statements of operations, the effective interest rate used on the Term Loan Facility was 4.75%. The Notes have a five-year term.

(ii)
Assumes total capitalized debt issuance costs of $52.4 million with $26.6 million being amortized over a four and a half-year period in the case of the Term Loan Facility, and $25.8 million over five years for the Notes.

(iii)
Represents eliminations of interest expense, OID accretion and deferred debt issuance costs incurred in historical results related to the existing debt of both Virtu and KCG that were refinanced as part of the Transactions.
(d)
Reflects pro forma adjustments to provision for income taxes based on an effective income tax rate of 18.0%, determined based on the U.S. federal income tax rate applicable to corporations of 35.0%, less the rate attributable to non-controlling interest of 19.0%, plus any state, local and foreign taxes net of federal tax benefit of 2.0%. The Company is subject to U.S. federal, state and local income tax at the rate applicable to corporations less the rate attributable to the noncontrolling interest in Virtu Financial. These noncontrolling interests are subject to U.S. taxation as partnerships. Accordingly, the income attributable to these noncontrolling interests is reported in the unaudited pro forma condensed combined consolidated statement of operations, but the related U.S. income tax expense attributable to these noncontrolling interests is not reported by the Company as it is the obligation of the individual partners. Certain of the Company's subsidiaries are subject to corporate taxation in foreign, state and local jurisdictions in which the Company operates. In contrast, KCG's business has been operated through a U.S. corporation and is subject to federal, state, local and foreign income taxes. Subsequent to the consummation of the Transactions, KCG and its subsidiaries are operated through Virtu Financial LLC ("Virtu Financial") as a partnership and the income attributable to noncontrolling interests are not subject to U.S. federal and certain state income taxes.

(e)
Represents the portion of the stockholder's equity owned by the current members of Virtu Financial after the Transactions. Immediately following the completion of the Transactions, the ownership percentage represented by non-voting common interest units of Virtu Financial ("Virtu Financial Units") not held by us was 51.7%, and the net income attributable to Virtu Financial Units not held by us accordingly represented 63.1% of our net income. The higher percentage of net income attributable to Virtu Financial Units not held by us over the ownership percentage of Virtu Financial Units not held by us is due to the recognition of additional current income tax expense after giving effect to the adjustments for the Transactions that is entirely attributable to our interest.

(f)
In connection with the closing of the Transactions, Virtu issued 40,064,103 shares of Virtu Class A common stock, par value $0.00001 per share ("Virtu Class A Common Stock") to North Island Holdings I, LP ("NIH") for an aggregate purchase price of $618.7 million and 8,012,821 shares of Virtu Class A Common Stock to Aranda Investments Pte. Ltd. ("Temasek") for an aggregate purchase price of $125.0 million.

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  Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS OF VIRTU
Virtu Financial, Inc. and Subsidiaries Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations For the year ended December 31, 2017 (amounts and shares in thousands, except per share data or as otherwise specified)
Notes to the Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations (amounts and shares in thousands, except per share data or as otherwise specified)